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                                 [Letterhead]

                                       January 13, 1998

David Vailloancourt
Chief Financial Officer
TransMedia
1 Hurlingham Business Park
Sulivan Road
London SW 6 3DU

Dear David,

    This is to confirm my current outstanding loan to TME of $2,000,000 for the acquisition of Countdown. Total interest is outstanding and I have extended the expiration date for an indefinite period of time and will provide at least 60 days notice of required repayment.

                                       Sincerely,

                                       /s/ Joseph V. Vittoria
                                       ------------------------------
                                       Joseph V. Vittoria

JVV:puf